Exhibit 23

                         Consent of Independent Auditors

The Board of Directors and Stockholders
Drew Industries Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 333-37194 and 333-91174) on Form S-8 of Drew Industries Incorporated of our report dated February 11, 2003 except as to Note 13, which is as of February 28, 2003, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and our report dated February 11, 2003 relating to the financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2002 annual report on Form 10-K of Drew Industries Incorporated. Our report refers to a change in the method of accounting in 2002 for goodwill and other intangible assets.

/s/ KPMG LLP
Stamford, Connecticut
March 27, 2003